Exhibit 99.1

IFF Reports Second Quarter 2011 Results

Reported Sales Increased 7%, Local Currency Sales Up 3%

Reported Operating Profit Up 9%, Adjusted Operating Profit Grew 11%

Reported EPS Grew 12%, Adjusted EPS Increased 14%

NEW YORK--(BUSINESS WIRE)--August 9, 2011--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported second quarter 2011 revenue of $716 million, seven percent higher than the prior year period. Excluding the impact of foreign currency, revenue in local currency increased three percent. Reported earnings per share (EPS) increased 12 percent to $0.93 compared to $0.83 for the second quarter 2010. EPS in 2011 included a $0.04 per share expense related to the conclusion of our restructuring efforts in Europe as compared to a $0.02 expense related to similar restructuring activities in the prior year period. Excluding these items from each period, adjusted EPS for the second quarter increased 14 percent to $0.97 versus $0.85 in the prior year quarter.

“We are pleased with our second quarter performance in light of our challenging 17 percent local currency sales growth comparison and the significant increases in raw material costs,” said Doug Tough, Chairman and Chief Executive Officer. “The diversification of our product and geographic portfolio provided us the ability to deliver solid local currency sales growth. From a profitability perspective, our initial pricing actions and continued cost discipline helped mitigate raw material pressures to drive double-digit adjusted operating profit and adjusted EPS growth.”

Mr. Tough continued, “While our first half performance was strong, it is worth noting that we will continue to face strong year-over-year comparables and elevated levels of raw material costs over the balance of the year. Nonetheless, we believe that by focusing on our strategy – leveraging our geographic reach, strengthening innovation and maximizing our portfolio – we can achieve our long-term targets of four to six percent local currency sales growth, seven to nine percent operating profit growth, and 10 percent plus EPS growth for the full year 2011.”

SECOND QUARTER 2011

Flavor Business Unit

Local currency sales in the second quarter increased eight percent over the prior year period. Overall growth can once again be attributed to a double-digit performance in the emerging markets where countries such as Brazil, Russia, India and China combined grew in excess of 20 percent. In the developed markets, performance was strongest in North America as health and wellness initiatives continued to drive results. From a category perspective, growth was achieved across the entire portfolio, led by a double-digit increase in Savory and high single-digit increases in Beverage and Confectionery.

Operating profit increased 10 percent, or $6 million, to $71 million in the second quarter as accelerated sales growth and continued cost discipline drove results. Operating profit margin declined 60 bps versus the prior year period to 20.6 percent as pricing initiatives lagged raw material costs as expected.

Fragrance Business Unit

Local currency sales in the second quarter declined two percent against a record 23 percent comparable in the prior year period. Fine Fragrance & Beauty Care results were challenged by a very strong year-ago comparison of 37 percent, as net new business was more than offset by volume declines. Functional Fragrance grew slightly supported by net new business across all categories and a solid performance in the Home Care category. Fragrance Ingredients results were down year-over-year against our strongest year-ago comparison, as lower consumption rates impacted results.

Operating profit decreased by $7 million to $58 million in the second quarter, including a $4 million expense related to the conclusion of our restructuring efforts in Europe as compared to a $2 million expense related to similar restructuring activities in the prior year period. Excluding these items, adjusted operating profit declined by $5 million as double-digit increases in raw material costs and lower sales more than offset the benefits associated with the European restructuring and other profit improvement initiatives. Adjusted operating profit margin, as expected, fell 180 bps to 16.8 percent versus the year-ago period.

Sales performance by region and product category follows:

		Second Quarter 2011 vs. Second Quarter 2010
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	1%	4%	-3%	1%	9%	5%

EAME [1]	Reported	7%	6%	0%	5%	19%	10%
Local Currency		-3%	-3%	-7%	-4%	9%	0%

Latin America	Reported	-8%	-1%	-13%	-5%	7%	-1%
Local Currency		-11%	-1%	-15%	-7%	4%	-3%

Greater Asia	Reported	1%	7%	17%	7%	15%	12%
Local Currency		-1%	6%	11%	5%	8%	7%

Total	Reported	1%	5%	0%	2%	14%	7%
Local Currency		-4%	1%	-5%	-2%	8%	3%
¹ Europe, Africa and Middle East

Second Quarter 2011 Highlights

  Gross profit, as a percentage of sales, was 39.7 percent compared with 42.8 percent in the prior year period as significant raw material increases pressured results. Sales growth, including pricing, as well as margin improvement initiatives and restructuring benefits, offset the elevated levels of raw material costs in absolute terms as gross profit was effectively flat versus year-ago levels.
  Research, Selling and Administrative (RSA) expenses, as a percentage of sales, decreased 360 bps year-over-year to 22.7 percent reflecting lower incentive compensation accruals and continued cost discipline.
  Operating profit increased $10 million to $118 million, including a $4 million expense related to the conclusion of our restructuring efforts in Europe as compared to a $2 million expense related to similar restructuring activities in the prior year period. Excluding these items, adjusted operating profit grew 11 percent, or $12 million, as lower incentive compensation accruals, foreign exchange benefits and continued cost discipline drove results. Adjusted operating profit margin increased 50 bps to 17.0 percent versus 16.5 percent in the year-ago period.
  Interest expense was constant year-over-year at $12 million.
  The effective tax rate was 27.4 percent compared to 28.3 percent in the comparable period last year. The year-over-year decrease reflects a $6 million write-off of deferred tax assets as a result of recent U.S. state law changes enacted during the quarter, substantially offset by several items, including reserve adjustments on uncertain tax positions and a favorable mix in earnings and remittances. The 2010 tax rate was also negatively affected by the absence of a U.S. R&D credit in the quarter.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight, combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 33 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's second quarter 2011 financial results, and third quarter and full year 2011 outlook will be held today, August 9, 2011, at 10:00 a.m. EDT. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect,” “anticipate,” “believe,” “outlook,” “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, energy costs interest and other savings, capital expenditures, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following:

  General economic and business conditions in the Company’s markets and demand for the Company’s products, especially given the current disruption in global economic conditions, including economic and recessionary pressures;
  Decline in consumer confidence and spending and changes in consumer preferences;
  Competitive products and pricing pressures;
  Significant fluctuations in the value of the U.S. dollar;
  Population health and political uncertainties, and the difficulty in projecting the short and long-term effects of global economic conditions;
  Movements in interest rates;
  Volatility and deterioration of the capital and credit markets, and any adverse impact on our cost of and access to capital and credit;
  Fluctuations in the price, quality and availability of raw materials;
  The Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets;
  The level of success the Company achieves in developing and introducing new products and entering new markets;
  The impact of currency fluctuation or devaluation in the Company’s principal foreign markets, especially given the current disruptions to such currency markets, and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies;
  The outcome of uncertainties related to litigation;
  The impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations;
  The effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments;
  Federal, state, local and foreign taxes fluctuations in our tax obligations and effective tax rate;
  Any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters or the responses to or repercussion from any of these or similar events or conditions; and
  Adverse changes to accounting rules or regulations.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company.

The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this report or included in our other periodic reports filed with the SEC on could materially and adversely impact our operations and our future financial results.

Any public statements or disclosures by IFF following this release that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	2011	2010	% Change	2011	2010	% Change

Net sales	$715,589	$665,800	7	$1,429,860	$1,319,710	8
Cost of goods sold	431,166	380,799	13	847,977	764,501	11
Gross margin	284,423	285,001	(0)	581,883	555,209	5
Research and development	56,229	55,844	1	113,685	108,475	5
Selling and administrative	106,224	119,523	(11)	212,843	227,532	(6)
Restructuring and other charges	3,985	1,843		4,013	6,831
Interest expense	12,009	12,051		23,689	24,787
Other expense, net	1,055	2,107		7,111	4,871
Pretax income	104,921	93,633	12	220,542	182,713	21
Income taxes	28,733	26,481	9	60,311	51,772	16
Net income	$76,188	$67,152	13	$160,231	$130,941	22

Earnings per share - basic	$0.94	$0.84	12	$1.98	$1.65	20
Earnings per share - diluted	$0.93	$0.83	12	$1.96	$1.63	20

Average shares outstanding
Basic	80,451	79,188		80,250	78,978
Diluted	81,489	80,111		81,320	79,902

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	June 30,	December 31,
	2011	2010
Cash & cash equivalents	$123,431	$131,332
Receivables	545,550	451,804
Inventories	568,162	531,675
Other current assets	202,087	210,384
Total current assets	1,439,230	1,325,195

Property, plant and equipment, net	564,693	538,118
Goodwill and other intangibles, net	711,381	714,416
Other assets	293,297	294,726
Total assets	$3,008,601	$2,872,455

Bank borrowings and overdrafts, and current portion of long-term debt	$216,345	$133,899
Other current liabilities	412,307	527,052
Total current liabilities	628,652	660,951

Long-term debt	767,353	787,668
Non-current liabilities	423,882	420,681

Shareholders' equity	1,188,714	1,003,155
Total liabilities and shareholders' equity	$3,008,601	$2,872,455

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income	$160,231	$130,941
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	37,356	40,221
Deferred income taxes	27,215	(14,737)
Gain on disposal of assets	(1,580)	(1,845)
Stock-based compensation	15,912	10,780
Pension settlement/curtailment	3,583	-
Changes in assets and liabilities
Current receivables	(73,172)	(53,766)
Inventories	(14,098)	(30,384)
Current payables	(137,545)	58,580
Changes in other assets/liabilities	(15,757)	(12,150)
Net cash provided by operations	2,145	127,640

Cash flows from investing activities:
Additions to property, plant and equipment	(45,699)	(37,013)
Purchase of investments	(1,371)	(2,444)
Maturities of net investment hedge	976	1,668
Proceeds from disposal of assets	399	1,438
Net cash used in investing activities	(45,695)	(36,351)

Cash flows from financing activities:
Cash dividends paid to shareholders	(43,349)	(39,631)
Net change in bank borrowings and overdrafts	59,083	(33,637)
Proceeds from issuance of stock under stock plans	13,155	14,674
Excess tax benefits on stock-based payments	5,075	-
Net cash provided by (used in) financing activities	33,964	(58,594)
Effect of exchange rates changes on cash and cash equivalents	1,685	(2,278)
Net change in cash and cash equivalents	(7,901)	30,417
Cash and cash equivalents at beginning of year	131,332	80,135
Cash and cash equivalents at end of period	$123,431	$110,552

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net Sales
Flavors	$345,407	$304,323	$683,994	$604,492
Fragrances	370,182	361,477	745,866	715,218
Consolidated	715,589	665,800	1,429,860	1,319,710

Operating Profit
Flavors	71,003	64,507	149,957	126,084
Fragrances	58,275	65,374	126,951	121,389
Global Expenses	(11,293)	(22,090)	(25,566)	(35,102)
Consolidated	117,985	107,791	251,342	212,371

Interest Expense	(12,009)	(12,051)	(23,689)	(24,787)
Other expense, net	(1,055)	(2,107)	(7,111)	(4,871)
Income before taxes	$104,921	$93,633	$220,542	$182,713

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands except per share data)
(Unaudited)

The following information and schedule provides reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Second Quarter 2011
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non- GAAP)

Net Sales	$715,589	-
Cost of goods sold	431,166	-
Gross Profit	284,423	-
Research and development	56,229	-
Selling and administrative	106,224	-
RSA Expense	162,453	-
Restructuring and other charges	3,985	3,985	(a)	-
Operating Profit	117,985	3,985		121,970
Interest expense	12,009	-
Other expense, net	1,055	-
Pretax income	104,921	3,985		108,906
Income taxes	28,733	(998)		29,731
Net income	76,188	2,987		79,175

Earnings per share - diluted	$0.93	$0.04		$0.97

(a) Entirely related to the Fragrance European facilities rationalization

	Second Quarter 2010
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non- GAAP)

Net Sales	$665,800	-
Cost of goods sold	380,799	-
Gross Profit	285,001	-
Research and development	55,844	-
Selling and administrative	119,523	-
RSA Expense	175,367	-
Restructuring and other charges	1,843	1,843	(a)	-
Operating Profit	107,791	1,843		109,634
Interest expense	12,051	-
Other expense, net	2,107	-
Pretax income	93,633	1,843		95,476
Income taxes	26,481	(249)		26,730
Net income	67,152	1,594		68,746

Earnings per share - diluted	$0.83	$0.02		$0.85

(a) Entirely related to the Fragrance European facilities rationalization

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands except per share data)
(Unaudited)

The following information and schedule provides reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Second Quarter Year-to-Date 2011
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non- GAAP)

Net Sales	$1,429,860	-
Cost of goods sold	847,977	-
Gross Profit	581,883	-
Research and development	113,685	-
Selling and administrative	212,843	-
RSA Expense	326,528	-
Restructuring and other charges	4,013	4,013	(a)	-
Operating Profit	251,342	4,013		255,355
Interest expense	23,689	-
Other expense, net	7,111	-
Pretax income	220,542	4,013		224,555
Income taxes	60,311	(993)		61,304
Net income	160,231	3,020		163,251

Earnings per share - diluted	$1.96	$0.04		$2.00

(a) Entirely related to the Fragrance European facilities rationalization

	Second Quarter Year-to-Date 2010
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non- GAAP)

Net Sales	$1,319,710	-
Cost of goods sold	764,501	-
Gross Profit	555,209	-
Research and development	108,475	-
Selling and administrative	227,532	-
RSA Expense	336,007	-
Restructuring and other charges	6,831	6,831	(a)	-
Operating Profit	212,371	6,831		219,202
Interest expense	24,787	-
Other expense, net	4,871	-
Pretax income	182,713	6,831		189,544
Income taxes	51,772	(829)		52,601
Net income	130,941	6,002		136,943

Earnings per share - diluted	$1.63	$0.07		$1.70

(a) Entirely related to the Fragrance European facilities rationalization

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Michael DeVeau, 212-708-7164